Exhibit 10.5

[NRT Letterhead]

February 14, 2018

Bruce Zipf
15 Oakview Road
Cedar Knolls, New Jersey 07927

Via Email and Hand Delivery

Re: Executive Advisor Agreement

Dear Bruce:

As you are aware, effective January 5, 2018, your role as NRT LLC President and Chief Executive Officer ceased pursuant to an involuntary termination under Section 7(d) of your Executive Severance Agreement dated February 23, 2016 and you were removed as an Officer and Director of the Company and its subsidiaries, effective January 5, 2018. This letter is to confirm our agreement with you that from January 5, 2018 to March 1, 2020 (“Executive Advisor Term”), you will continue employment with NRT LLC as Executive Advisor to the Chief Executive Officer, Realogy Holdings Corp. (the “Company”), unless terminated earlier by the Company for Cause1 or you voluntarily leave the Company (the “Employment Termination Date”).  During the Executive Advisor Term, it is anticipated that your level of service will exceed twenty percent (20%) of the services you provided under your Executive Severance Agreement.  If at any time during the Executive Advisor Term, for any reason, it is reasonably anticipated by you and the Company that your level of services will permanently decrease to less than twenty percent (20%) of the services you provided under your Executive Severance Agreement (which you can request the Company to review and confirm such level of service at any time during the Executive Advisor Term), you will be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.
During the initial period of the Executive Advisor Term (through March 1, 2018), you will aid in the orderly transition of duties and obligations to the Chief Executive Officer of NRT LLC and the Chief Executive Officer of the Realogy Franchise Group until such duties have been fully transitioned. Thereafter, you will advise Realogy executive management on all matters relating to agent relations, as directed by executive management and shall perform such duties as directed by the President and Chief
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1 For purposes of this Letter Agreement, “Cause” shall include, but not be limited to, (1) your engagement or employment in any capacity that conflicts with your obligations under the post-employment Restrictive Covenants contained in your Executive Severance Agreement (“Restrictive Covenants”), as reasonably determined by the Company’s Board of Directors, and (2) your acceptance of other employment or consulting services that will require 20 or more hours per week of your time during the term of your employment.

Bruce Zipf
February 14, 2018
Page | 2

Executive Officer of NRT LLC. Such duties also will include periodic travel which shall be reimbursed in accordance with the Company Travel and Reimbursement Policy in effect at the time of travel.
Your annual base salary through February 28, 2019, paid on a bi-weekly basis, will remain $625,000, and will be paid in accordance with standard payroll practices. This position is exempt from overtime pay. Beginning March 1, 2019 through March 1, 2020, your annual salary will be reduced to $375,000 and will continue to be paid bi-weekly in accordance with standard payroll practices.
You will be entitled to receive your 2017 Annual Bonus in a lump sum at the time such bonus is payable to other plan participants, based upon actual achievement. You will receive a prorated bonus pursuant to the 2018 Annual Bonus Plan for your employment and eligible earnings received between January 1, 2018 to March 1, 2018 only, which will be paid in a lump sum at the time the bonus is payable to other plan participants in 2019, based upon actual achievement and plan requirements. You will not be entitled to any bonus for any plan year thereafter.
During the Executive Advisor Term, you will continue to be eligible to participate in the Company’s employee medical and dental benefit plans as a full-time employee until the earlier of March 1, 2020 or your Employment Termination Date. Beginning the earlier of April 1, 2020, your Employment Termination Date, or at the time you and the Company declare that your level of services will permanently decrease to less than twenty percent (20%) of the services you provided under your Executive Severance Agreement (such event is referred to as a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), you will no longer participate in the Company medical and dental plans as an employee. However, provided you have executed a release agreement, in accordance with the below, you will continue in the Company employee medical and dental plans for eighteen (18) months thereafter as provided or under Paragraph 7(d)(iv) of your Executive Severance Agreement, which benefits shall run concurrent with COBRA.
Subject to your continued compliance with Company policies, your restrictive covenant obligations under the Executive Severance Agreement and the execution of a release in substantially the form attached to the Executive Severance Agreement (with additional specific restrictions) by you, you will be entitled to the following compensation and benefits at the time of the earlier of your Employment Termination Date (provided not due to a termination for Cause) or your Separation from Service:

•	Accrued salary;

•	Pro-Rata 2018 Bonus payable in a lump sum at the time such bonus is payable to other plan participants, based upon actual achievement, if not already paid to you;

•
Severance equal to 1.0 times the sum of your Base Salary and 2017 Annual Bonus Target as in effect on January 5, 2018, with an Annual Bonus Target of 100% of your Base Salary as in effect on January 5, 2018;

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2 Severance is payable in 24 monthly installments, with the first installment payable in the first regular payroll that is six (6) months following the earlier of your Employment Termination Date or Separation from Service, or on an earlier date, subject to limitations under 409A, if any.

Bruce Zipf
February 14, 2018
Page | 3

•
Continued participation in medical and dental plans, as stated above (subject to termination if you become eligible to receive benefits from a new employer), and which shall run concurrent with COBRA; and

•	Outplacement services up to $50,000.

As a condition of this offer, the Restrictive Covenants set forth in paragraph 9 of the Executive Severance Agreement shall remain in effect subject to modification to the scope of the non-competition covenant to encompass the following: any business “engaged in (1) residential real estate brokerage, the franchising of residential real estate brokerages, employee relocation business, title services, settlement services, or technology businesses supporting any of the foregoing, (2) any business with business assets, technology, relationships or services in residential real estate that has the ability to divert business from the residential real estate brokerage, franchising of residential real estate brokerage, employee relocation, or title or settlement services markets, (3) any businesses involved in or related to residential real estate brokerage through the use of on-line databases and listings, or (4) any other business of the same type as any business in which the Company or any of its Affiliates is engaged on the date of termination of Executive’s employment or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than de minimis) at any time during the two (2) year period ending with the date of termination of such Executive’s employment, anywhere in the world in which the Company or its Affiliates conduct business.”
For the avoidance of doubt, the post-employment Restrictive Covenants period shall commence on the earlier of March 2, 2020 or the Employment Termination Date and shall continue for two (2) years thereafter. Further, should your employment terminate for Cause prior to March 1, 2020, the restrictive covenant shall continue to run from that Employment Termination Date to March 1, 2022.

You will no longer be eligible for participation in the Company’s Long-Term Incentive program. However, you will continue to be subject to blackout restrictions under Company Trading Policy through the public announcement of Q1 2019 results (May 2019) but are no longer deemed a Section 16 insider (or executive officer) as of January 5, 2018. Further, any and all agreements that you executed in connection with outstanding equity grants shall remain in full force and effect, pursuant to the terms of those grant documents, and will continue to vest in accordance with their terms.
This letter is intended to sets forth the full agreement between you and the Company and supersedes any and all prior agreements and understandings, oral or written, with respect to your employment and any other arrangements between you and the Company, with the exception of the surviving provisions of your Executive Severance Agreement (which surviving provisions include severance, indemnification, Restrictive Covenants and confidentiality provisions contained therein), and any other equity related documents executed by you or applicable to you in connection with grants of equity from the Company to you, which agreements shall remain in full force and effect pursuant to their respective terms.
This Executive Advisor Agreement shall be enforced in accordance with the laws of the State of New Jersey and may be executed in one or more counterparts each of which shall constitute an

Bruce Zipf
February 14, 2018
Page | 4

original of this letter and all of such counterparts shall constitute one instrument. In the event any paragraph or provision of this Agreement is adjudged void, invalid or unenforceable by court, law or equity, the remaining portions of this Agreement shall nonetheless continue and remain in full force and effect.
This letter and all rights of the Company hereunder shall inure to the benefit of and be enforceable by the Company and its successors and assigns and shall be assignable, in whole or in part, by the Company in its sole discretion and determination. Further, the obligations set forth in this letter will be binding upon the Company’s successors and assigns in the same manner would be enforceable against the Company.

Please evidence your agreement with the provisions set forth herein by signing a copy of this Agreement in the space indicated. We look forward to working with you for our mutual benefit.

Very truly yours,

Realogy Holdings Corp.

By:	/s/ M. Ryan Gorman
President and Chief Executive Officer,
NRT LLC

UNDERSTOOD AND AGREED TO:
By:	/s/ Bruce Zipf
Name:	Bruce Zipf

Date:	2/15/2018